EXHIBIT NO. 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 OR REGULATION S UNDER SAID ACT.

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION
CALLABLE SECURED CONVERTIBLE NOTE

Las Vegas, Nevada
August ___, 2008	$-------

FOR VALUE RECEIVED, SHEARSON FINANCIAL NETWORK, INC., a Nevada Corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of ____________________ or registered assigns (the “Lender”) the sum of _______________ ($_______), on or before the Termination Date and to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) (the “Interest Rate”) per annum from August ___, 2008 (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise.  Any amount of principal or interest on this Senior Secured Superpriority Debtor-in-Possession Callable Secured Convertible Note (“Superpriority Note”) which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof until the same is paid (“Default Interest”).  This Superpriority Note is issued in connection with and as a series of Superpriority Notes dated as of even date herewith, in the aggregate principal amount of Five Hundred Thousand Dollars ($500,000) (collectively the “Superpriority Notes”).  Interest shall commence accruing on the Issue Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be payable quarterly provided that no interest shall be due and payable for any month in which the Trading Price (as such term is defined below) is greater than $.025 for each Trading Day (as such term is defined below) of the month.  All payments due hereunder (to the extent not converted into common stock, $.001 par value per share (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America.  All payments shall be made at such address as the Lender shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Superpriority Note.  Whenever any amount expressed to be due by the terms of this Superpriority Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Superpriority Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  As used in this Superpriority Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in Exhibit A attached hereto.

This Superpriority Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.  The obligations of the Borrower under this Superpriority Note are secured, among other things, the Security Documents, the Final Order and each of the Loan Documents, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

All Secured Obligations under this Superpriority Note and any of the Loan Documents shall constitute allowed claims against Borrower in the Chapter 11 Case with priority under Section 364(c)(1) of the Bankruptcy Code over any and all administrative expenses, diminution claims and all other claims against the Borrower, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, subject only to the payment of the Carve Out Expenses to the extent specifically provided for in the Final Order and herein.  For purposes hereof, the “Carve Out Expenses” mean, collectively (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code, and (ii) an aggregate amount not exceeding $150,000 for unpaid professional fees to the extent such unpaid fees and expenses are subsequently allowed by the Court, which amount may be used after the occurrence and during the continuance of an Event of Default subject to the terms of the Final Order to pay any fees or expenses incurred by the Borrower and any statutory committees appointed in the Chapter 11 Case (each, a “Committee”) that remain unpaid subsequent to the payment, pro rata with other non-priority administrative creditors, of such fees and expenses from available funds remaining in the Borrower’s estates for such creditors, in respect of (A) allowances of compensation for services rendered or reimbursement of expenses awarded by the Court to the Borrower’s or any Committee’s professionals and (B) the reimbursement of expenses allowed by the Court incurred by Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members); provided, however, that the dollar limitation in this clause 1.2(ii) on fees and disbursements shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses paid prior to the occurrence of an Event of Default in respect of which the Carve Out Expenses are invoked or by any fees, expenses, indemnities or other amounts paid to any Lender or their respective attorneys and agents under this Superpriority Note or otherwise, and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above.

The following terms shall apply to this Superpriority Note:

ARTICLE I
CONVERSION RIGHTS

1.1           Conversion Right.  The Lender shall have the right from time to time, and at any time on or prior to the earlier of (i) the Termination Date and (ii) the date of payment of the Default Amount (as defined in Article III) pursuant to Section 1.6(a) or Article III, the Optional Prepayment Amount (as defined in Section 6.1) in respect of the remaining outstanding principal amount of this Superpriority Note to convert all or any part of the outstanding and unpaid principal amount of this Superpriority Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, that in no event shall the Lender be entitled to convert any portion of this Superpriority Note in excess of that portion of this Superpriority Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Superpriority Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Superpriority Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 4.99% of the outstanding shares of Common Stock and provided further that the Lender shall not be entitled to convert any portion of this Superpriority Note during any month immediately succeeding a Determination Date on which the Borrower exercises its prepayment option pursuant to Section 5.2 of this Superpriority Note.  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.  The number of shares of Common Stock to be issued upon each conversion of this Superpriority Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit B (the “Notice of Conversion”), delivered to the Borrower by the Lender in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”).  The term “Conversion Amount” means, with respect to any conversion of this Superpriority Note, the sum of (1) the principal amount of this Superpriority Note to be converted in such conversion plus (2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Superpriority Note to the Conversion Date, provided, however, that the Borrower shall have the right to pay any or all interest in cash plus (3) Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Lender’s option, any amounts owed to the Lender pursuant to Sections 1.3 and 1.4(g) hereof.  The term “Determination Date” means the last business day of each month after the Issue Date.

1.2           Conversion Price.

(a)           Calculation of Conversion Price.  The Conversion Price shall be the Variable Conversion Price (as defined herein) (subject, in each case, to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events).  The “Variable Conversion Price” shall mean the Applicable Percentage (as defined herein) multiplied by the Market Price (as defined herein).  “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the twenty (20) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Lender to the Borrower via facsimile (the “Conversion Date”).  “Trading Price” means, for any security as of any date, the intraday trading price on the Over-the-Counter Bulletin Board (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) mutually acceptable to Borrower and Lender and hereafter designated by Lenders of a majority in interest Superpriority Notes and the Borrower or, if the OTCBB is not the principal trading market for such security, the intraday trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no intraday trading price of such security is available in any of the foregoing manners, the average of the intraday trading prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc.  If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Superpriority Notes being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Superpriority Note.  “Trading Day” shall mean any day on which the Common Stock is traded for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.  “Applicable Percentage” shall mean 50%.

(b)           Conversion Price During Major Announcements.  Notwithstanding anything contained in Section 1.2(a) to the contrary, in the event the Borrower (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Borrower is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Borrower or (ii) any person, group or entity (including the Borrower) publicly announces a tender offer to purchase 50% or more of the Borrower’s Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the “Announcement Date”), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect.  From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in this Section 1.2(a).  For purposes hereof, “Adjusted Conversion Price Termination Date” shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 1.2(b) has been made, the date upon which the Borrower (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 1.2(b) to become operative.

1.3           Authorized Shares.  The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Superpriority Note.   The Borrower is required at all times to have authorized and reserved two times the number of shares that is actually issuable upon full conversion of the Superpriority Notes (based on the Conversion Price of the Superpriority Notes) (the “Reserved Amount”).  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Superpriority Notes shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Superpriority Notes.  The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Superpriority Note, and (ii) agrees that its issuance of this Superpriority Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Superpriority Note.

If, at any time a Lender of this Superpriority Note submits a Notice of Conversion, and the Borrower does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article I (a “Conversion Default”), subject to Section 5.8, the Borrower shall issue to the Lender all of the shares of Common Stock which are then available to effect such conversion.  The portion of this Superpriority Note which the Lender included in its Conversion Notice and which exceeds the amount which is then convertible into available shares of Common Stock (the “Excess Amount”) shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the Lender’s option at any time after) the date additional shares of Common Stock are authorized by the Borrower to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date thereafter elected by the Lender in respect thereof.  In addition, the Borrower shall pay to the Lender payments (“Conversion Default Payments”) for a Conversion Default in the amount of (x) the sum of (1) the then outstanding principal amount of this Superpriority Note plus (2) accrued and unpaid interest on the unpaid principal amount of this Superpriority Note through the Authorization Date (as defined below) plus (3) Default Interest, if any, on the amounts referred to in clauses (1) and/or (2), multiplied by (y) ..24, multiplied by (z) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the “Conversion Default Date”) to the date (the “Authorization Date”) that the Borrower authorizes a sufficient number of shares of Common Stock to effect conversion of the full outstanding principal balance of this Superpriority Note.  The Borrower shall use its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable following the earlier of (i) such time that the Lender notifies the Borrower or that the Borrower otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default.  The Borrower shall send notice to the Lender of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Lender’s accrued Conversion Default Payments.  The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock (at such time as there are sufficient authorized shares of Common Stock) at the applicable Conversion Price, at the Borrower’s option, as follows:

(a)           In the event Lender elects to take such payment in cash, cash payment shall be made to Lender by the fifth (5th) day of the month following the month in which it has accrued; and

(b)           In the event Lender elects to take such payment in Common Stock, the Lender may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article I (so long as there is then a sufficient number of authorized shares of Common Stock).

The Lender’s election shall be made in writing to the Borrower at any time prior to 6:00 p.m., New York, New York time, on the third day of the month following the month in which Conversion Default payments have accrued.  If no election is made, the Lender shall be deemed to have elected to receive cash.  Nothing herein shall limit the Lender’s right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Borrower’s failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including degree of specific performance and/or injunctive relief).

1.4           Method of Conversion.

(a)           Mechanics of Conversion.  Subject to Section 1.1, this Superpriority Note may be converted by the Lender in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Superpriority Note at the principal office of the Borrower.

(b)           Surrender of Superpriority Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of this Superpriority Note in accordance with the terms hereof, the Lender shall not be required to physically surrender this Superpriority Note to the Borrower unless the entire unpaid principal amount of this Superpriority Note is so converted.  The Lender and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of this Superpriority Note upon each such conversion.  In the event of any dispute or discrepancy, such records of the Borrower shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if any portion of this Superpriority Note is converted as aforesaid, the Lender may not transfer this Superpriority Note unless the Lender first physically surrenders this Superpriority Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Superpriority Note of like tenor, registered as the Lender (upon payment by the Lender of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid principal amount of this Superpriority Note.  The Lender and any assignee, by acceptance of this Superpriority Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Superpriority Note, the unpaid and unconverted principal amount of this Superpriority Note represented by this Superpriority Note may be less than the amount stated on the face hereof.

(c)           Payment of Taxes.  The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Superpriority Note in a name other than that of the Lender (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Lender or the custodian in whose street name such shares are to be held for the Lender’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d)           Delivery of Common Stock Upon Conversion.  Upon receipt by the Borrower from the Lender of a facsimile transmission (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Lender certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Superpriority Note) (such third business day being hereinafter referred to as the “Deadline”).

(e)           Obligation of Borrower to Deliver Common Stock.  Upon receipt by the Borrower of a Notice of Conversion, the Lender shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Superpriority Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of this Superpriority Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion.  If the Lender shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Lender to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Lender in connection with such conversion.  The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by the Borrower before 6:00 p.m., New York, New York time, on such date.

(f)           Delivery of Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Lender and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Lender by crediting the account of Lender’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

(g)           Failure to Deliver Common Stock Prior to Deadline.  Without in any way limiting the Lender’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Superpriority Note is more than three (3) business days after the Deadline (other than a failure due to the circumstances described in Section 1.3 above, which failure shall be governed by such Section) the Borrower shall pay to the Lender $1,000 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock.  Such cash amount shall be paid to Lender by the fifth day of the month following the month in which it has accrued or, at the option of the Lender (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Superpriority Note, in which event interest shall accrue thereon in accordance with the terms of this Superpriority Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Superpriority Note.

1.5           Concerning the Shares.  Except as otherwise provided herein (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Superpriority Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Superpriority Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT UNLESS SOLD PURSUANT TO RULE 144 OR REGULATION S UNDER SAID ACT.”

The legend set forth above shall be removed and the Borrower shall issue to the Lender a new certificate therefor free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred, (ii) such Lender provides the Borrower or its transfer agent with reasonable assurances that the Common Stock issuable upon conversion of this Superpriority Note (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (iii) in the case of the Common Stock issuable upon conversion of this Superpriority Note, such security is registered for sale by the Lender under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.  Nothing in this Superpriority Note shall affect in any way the Lender’s obligations to comply with applicable prospectus delivery requirements upon the resale of the securities referred to herein.

1.6           Effect of Certain Events.

(a)           Effect of Merger, Consolidation, Etc.  At the option of the Lender, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person or Persons when the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Lender upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III) or (ii) be treated pursuant to Section 1.6(b) hereof.

(b)           Adjustment Due to Merger, Consolidation, Etc.  If, at any time when this Superpriority Note is issued and outstanding and prior to conversion of all of the Superpriority Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Lender of this Superpriority Note shall thereafter have the right to receive upon conversion of this Superpriority Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Lender would have been entitled to receive in such transaction had this Superpriority Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Lender of this Superpriority Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Superpriority Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof.  The Borrower shall not effect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Lender shall be entitled to convert this Superpriority Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b).  The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)           Adjustment Due to Distribution.  If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Lender of this Superpriority Note shall be entitled, upon any conversion of this Superpriority Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Lender with respect to the shares of Common Stock issuable upon such conversion had such Lender been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)           Adjustment Due to Dilutive Issuance.  If, at any time when any Superpriority Notes are issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Variable Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Variable Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Variable Conversion Price then in effect, then the Variable Conversion Price shall be equal to such price per share.  For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable).  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Variable Conversion Price then in effect, then the Variable Conversion Price shall be equal to such price per share.  For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Variable Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(e)           Purchase Rights.  If, at any time when this Superpriority Note is issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Lender of this Superpriority Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Lender could have acquired if such Lender had held the number of shares of Common Stock acquirable upon complete conversion of this Superpriority Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)            Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Lender of a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Borrower shall, upon the written request at any time of the Lender, furnish to such Lender a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Superpriority Note.

1.7           Reserved.

1.8           Status as Shareholder.  Upon submission of a Notice of Conversion by a Lender, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Lender’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Lender’s rights as a Lender of such converted portion of this Superpriority Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Lender because of a failure by the Borrower to comply with the terms of this Superpriority Note.  Notwithstanding the foregoing, if a Lender has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Superpriority Note for any reason, then (unless the Lender otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Lender shall regain the rights of a Lender of this Superpriority Note with respect to such unconverted portions of this Superpriority Note and the Borrower shall, as soon as practicable, return such unconverted Superpriority Note to the Lender or, if the Superpriority Note has not been surrendered, adjust its records to reflect that such portion of this Superpriority Note has not been converted.  In all cases, the Lender shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 1.3 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Section 1.3) for the Borrower’s failure to convert this Superpriority Note.

ARTICLE II
CERTAIN COVENANTS; REPRESENTATIONS AND WARRANTIES.

2.1           Distributions on Capital Stock.  So long as the Borrower shall have any obligation under this Superpriority Note, the Borrower shall not without the Lender’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.2           Borrowings.  So long as the Borrower shall have any obligation under this Superpriority Note, the Borrower shall not, without the Lender’s written consent, create, incur, assume or suffer to exist any liability for borrowed money, except (a) any liability under any  indebtedness or borrowing in existence or committed as of the date hereof as set forth on Schedule A attached hereto, (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business or (c) borrowings, the proceeds of which shall be used to repay this Superpriority Note.

2.3           Contingent Liabilities.  So long as the Borrower shall have any obligation under this Superpriority Note, the Borrower shall not, without the Lender’s written consent, which shall not be unreasonably withheld, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsements and contingencies (a) in existence or committed as of the date hereof and which the Borrower has informed Lender in writing prior to the date hereof, and (b) similar transactions in the ordinary course of business.

2.4           Rights to Monitor Collateral.  Lender shall be permitted to retain expert consultants and financial advisors at the expense of the Lender shall be given reasonable access for purposes of monitoring the Collateral.

2.5           Permitted Liens.  The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness, except for the Permitted Liens and any Liens granted by the Company prior to the Effective Date.

2.6           Final Order; Administrative Expense Claim Priority; Lien Priority; Payments.

(i)           The Borrower shall not at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Final Order except for modifications and amendments mutually agreed to by the Lender and the Borrower.

(ii)          Prior to date on which the Secured Obligations have been paid in full in cash or otherwise satisfied on terms acceptable to Lender, Borrower shall not pay any administrative expense claims except (i) Carve Out Expenses, and (ii) administrative expense claims incurred in the ordinary course of the business of the Borrower, and (iii) the fees and expenses of attorneys accountants, financial advisors and consultants retained by Lender, to the extent included in the Budget.

(iii)         Notwithstanding subparagraph (iii), above, the Borrower shall be permitted, except after the occurrence and during the continuance of an Event of Default, to pay as the same may become due and payable (i) administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business and (ii) compensation and reimbursement of expenses to professionals allowed and payable under Sections 330 and 331 of the Bankruptcy Code, to the extent included in the Budget.

(iv)           Except with the written consent of Lender or upon an Order of the Court, prior to the date on which the Secured Obligations have been paid in full in cash or otherwise satisfied on terms acceptable to Lender, the Borrower shall not pay any indebtedness which existed prior to the Petition Date.

2.7           Compliance with Budget.  Attached hereto as Schedule 2.7 is a cash flow forecast in form and substance acceptable to Lenders projecting Borrower’s cash receipts and disbursements (including costs of the Chapter 11 Case) on a weekly basis from the Petition Date through the Termination Date (the “Budget”).  The Budget has been prepared by the senior management of Borrower and were at the time furnished (i) believed to be reasonable, (ii) prepared on a reasonable basis and in good faith based or assumptions believed to be reasonable, (iii) made and based upon the information then available, (iv) consistent with the orderly liquidation of the businesses of Borrower and (v) acceptable to Lenders in their discretion.  Borrower will comply with the Budget at all times.  Such Budget may be updated and revised by Borrower from time to time subject to any such update or revision being first approved in writing by Lender or an order of the Bankruptcy Court.  Notwithstanding the above, Borrower is entitled to make expenditures outside of the Budget within a variance of 5% for line items related to expenses.

2.8           Plans in the Chapter 11 Cases.  Borrower shall not bring a motion, or file a plan or disclosure statement attendant thereto or other motion in the Chapter 11 Case seeking: (i) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code; (ii) to grant any Lien upon or affecting any Collateral; (iii) to use cash collateral of Lenders under Section 363(c) of the Bankruptcy Code without Lenders’ consent; or (iv) any other action or actions adverse to Lenders or their rights and remedies hereunder or their interest in the Collateral that would, individually or in the aggregate, have a materially adverse effect.

2.9           Allowance of Claims.  Borrower shall not at any time seek, consent to or suffer to exist the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral in excess of $50,000 in the aggregate.

2.10         Post-Petition Date Judgments.  Borrower shall not at any time seek, consent to or suffer to exist: (i) a post-petition judgment, liability or event in excess of $50,000; (ii) general liability and workers compensation costs (inclusive of insurance premiums with respect thereto) during any six (6) month period occurring after the Effective Date, which in the aggregate exceed such costs for the preceding six (6) month period by more than $25,000; or (iii) any post-petition judgments, liabilities or events, including but not limited to any occurrences specified in subparts (i) and (ii) of this subsection, that would individually or in the aggregate have a materially adverse effect.

2.11         Certain Actions.  Borrower shall not at any time seek, consent to or suffer to exist a suit or action against Lender and, as to any suit or action brought by any Person other than a Borrower or an officer or employee of Borrower, the continuation thereof without dismissal for thirty (30) days after service thereof on Lender, that asserts, by or on behalf of any Borrower, the Environmental Protection Agency, any State environmental protection or health and safety agency or any creditor(s) or official committee in the Chapter 11 Case, any claim or legal or equitable remedy for the avoidance or recovery of any pre-Petition Date transfer to Lender by Borrower (including without limitation the transfer of any Lien) or which seeks the equitable subordination or avoidance of any pre-Petition Date indebtedness of Borrower to, or any Lien of, Lender.

2.12         Filing of Plan by Persons other than Borrower.  Borrower shall not at any time seek, consent to or suffer to exist the filing or any plan or disclosure statement attendant thereto by any Person that does not require repayment in full of all of the Secured Obligations under the Loan Documents.

2.13         Other Obligations of Borrower.  Borrower shall not at any time suffer to exist any event of default under any other agreement with Lender and shall not default in the performance or observance of any material term, covenant, condition or agreement contained in, or the payment of any other sum covenanted to be paid by Borrower under, any such agreement.

2.14         Judgment.  Borrower shall not at any time suffer to exist (i) an uninsured judgment or order for the payment of money warrant, writ of attachment, execution or similar process which exceeds in amount or value $50,000 individually or $100,000 in the aggregate, or (ii) any non-monetary judgment or order which could reasonably be expected to have a materially adverse effect, shall be entered against Borrower by any court and such judgment, order, warrant, writ of attachment, execution or similar process as set forth in clause (i) or (ii) shall continue undischarged or unstayed for thirty (30) days.

2.15         Limitation on Use of Proceeds.  No borrowings, Cash Collateral (as defined in the Final Order), Collateral or the Carve Out Expenses may be used to 1) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the Loan Documents or the Existing Agreements, or the liens or claims granted under the Final Order, the Loan Documents or the Existing Agreements, 2) assert any claims or defenses or causes of action against the Lenders or their respective agents, affiliates, representatives, attorneys, advisors or managers, 3) prevent, hinder or otherwise delay the Pre-Petition Secured Lenders’ (as defined in the Final Order) assertion, enforcement or realization on the Cash Collateral or the Collateral in accordance with the Existing Agreements, the Final Order, 4) seek to modify any of the rights granted to the Lenders or the Pre-Petition Secured Lenders hereunder or under the Loan Documents or the Existing Agreements, in each of the foregoing cases without such parties’ prior written consent, or 5) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (a) approved by an order of the Court and (b) in accordance with the Budget.

2.16         Listing.  So long as any Lender owns any of the Securities, the Company shall maintain the list and so long as any other shares of Common Stock shall be so listed, such listing of all Common Stock from time to time issuable upon conversion of the Superpriority Notes.  The Company will obtain and, so long as any Lender owns any of the Securities, maintain the listing and trading of its Common Stock on the “Pink Sheets” or other markets such as the OTCBB or any equivalent replacement exchange, the Nasdaq National Market (“Nasdaq”), the Nasdaq Small Cap Market (“Nasdaq SmallCap”), the New York Stock Exchange (“NYSE”), or the American Stock Exchange (“AMEX”) and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.  The Company shall promptly provide to Lender copies of any notices it receives from the OTCBB and any other exchanges or quotation systems on which the Common Stock is then listed regarding the continued eligibility of the Common Stock for listing on such exchanges and quotation systems.

2.17         Compliance with Other Agreements.  Borrower shall not breach any covenant or other material term or condition contained in the Loan Documents.  Borrower represents and warrants that each and every representation and warranty set forth in all the Loan Documents (other than those representations or warranty relating to bankruptcy), are true and correct as of the date hereof.

ARTICLE III
EVENTS OF DEFAULT.

If any of the following events of default (each, an “Event of Default”) shall occur:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay the principal hereof or interest thereon when due on this Superpriority Note, whether on the Termination Date, at maturity, upon acceleration or otherwise.

3.2           Conversion and the Shares.  The Borrower fails to issue shares of Common Stock to the Lender (or announces or threatens that it will not honor its obligation to do so) upon exercise by the Lender of the conversion rights of the Lender in accordance with the terms of this Superpriority Note, fails to transfer or cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the Lender upon conversion of or otherwise pursuant to this Superpriority Note as and when required by this Superpriority Note, or fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Lender upon conversion of or otherwise pursuant to this Superpriority Note as and when required by this Superpriority Note (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Borrower shall have received a conversion request by the Lender.

3.3           Breach of Covenants.  The Borrower breaches any covenant or other material term or condition contained in this Superpriority Note or the Loan Documents.

3.4           Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein or in any Loan Document, agreement, statement or certificate given in writing pursuant hereto or in connection herewith, shall be false or misleading in any material respect at any time.

3.5           Misrepresentation.  Any representation or warranty made or deemed to be made by Borrower under any Loan Document, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

3.6           Default in Performance.  Borrower shall default in the performance or observance of any material term, covenant, condition or agreement to be performed by Borrower under the Loan Documents.

3.7           Failure to Comply.  The Borrower fails to comply or shall default in the performance of any term of the Final Order.

3.8           Changes in Orders.  The Borrower (except following the Lender’s prior written request or consent) shall not file a motion with the Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating, or amending the Final Order or any of the other Loan documents, without the Lender’s express prior written consent (and no such consent shall be implied from any other action, inaction, or acquiescence of the Lender).

3.9           Approval of Senior Claims of Liens.  The Borrower files any motion or application, or the Court allows the motion or application of any Person, which seeks approval for or allowance of any claim or Lien ranking equal or senior in priority to the claims, Liens and Security Interest granted to the Lender under the Final Order, Security Agreement, or the other Loan Documents or any such equal or prior claim, Lien, or Security Interest shall be established in any manner, except, in any case, for any Permitted Lien, or as otherwise expressly permitted under the Final Order.

3.10         Termination of Lender’s Security Interests.  Except for expiration or termination in accordance with the Final Order, the terms of the Loan Documents, or the sale of Inventory in the ordinary course of business, any of the Loan Documents or any Lien or Security Interest of the Lender created thereunder ceases for any reason to be in full force and effect or to have the priority provided in the Final Order, or the Borrower files any motion or application or adversary proceeding to challenge the validity, enforceability, perfection or priority of any of the Loan Documents or any of such liens and security interests.

3.11         Final Order.  The Court has not entered a Final Order satisfactory in all respects to the Lender on or before July 20, 2008 or the Final Order ceases to be in full force and effect from and after the date of entry thereof by the Court.

3.12         Appointment of Trustee or Examiner.  The appointment in any Chapter 11 Case or any subsequent proceedings of a trustee, or any other fiduciary for the Borrower or any property of any Borrower’s estate, or of any examiner.

3.13         Dismissal or Conversion of Case.  The entry of an order dismissing the Chapter 11 Case or converting any Borrower’s to the case under Chapter 7 of the Bankruptcy Code.

3.14         Relief from Stay.  The entry of an order which provides relief from the automatic stay otherwise imposed pursuant to section 362 of the Bankruptcy Code, which order permits any creditor, other than the Lender to realize upon, or to exercise any right or remedy with respect to, any asset of the Borrower or to terminate any license, franchise, or similar agreement, where such termination could have a Material Adverse Effect.

3.15         Cash Collateral.  The Borrower (or any other Person in the case of clause (ii)) shall file a motion in the Chapter 11 Case (i) to use cash collateral of the Lender under Section 363(c) of the Bankruptcy Code without the Lender’s consent, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code (except as provided for the Carve Out Expenses), or (iii) to take any other action or actions adverse to the Lenders or their rights and remedies hereunder or under any of the other Loan Documents or the Lender’s interest in any of the Collateral.

3.16         Adequate Protection.  Any adequate protection is granted by the Borrower or is ordered by the Bankruptcy Court in the Chapter 11 Case in favor of the Borrower’s pre-petition creditors without the consent of the Lender, or any such adequate protection is modified or expanded without the consent of the Lender.

3.17         Change of Control.  There occurs any change of control of Borrower or without the express prior written consent of the Lender.

ARTICLE IV
REMEDIES

4.1           Remedies.

(a)           Automatic Acceleration and Termination of Facilities.  Upon the occurrence of an Event of Default specified in Section 3.14 or 3.15, the principal of and the interest on the Loans and the Superpriority Note at the time outstanding, and all other amounts owed to the Lender under this Superpriority Note or any of the Loan Documents, shall thereupon become due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding.

(b)           Default Under Loan Documents.  The Lender in its sole and absolute discretion shall, upon and after giving notice in accordance with the applicable notice provision of the Final Order, without necessity for application or motion to, or any order from the Court, and notwithstanding provisions of Section 362 of the Bankruptcy Code, may, if an Event of Default has occurred and is continuing under this Superpriority Note or any of the Loan Documents, then, upon the occurrence and during the continuation of any Event of Default specified in Article III, at the option of the Lender of the outstanding Superpriority Note, through the delivery of written notice to the Borrower by Lender (the “Default Notice”), the Superpriority Note shall become immediately due and payable and the Borrower shall pay to the Lender, in full satisfaction of its obligations hereunder, an amount equal to (i) (x) the then outstanding principal amount of this Superpriority Note plus (y) accrued and unpaid interest on the unpaid principal amount of this Superpriority Note to the date of payment (the “Mandatory Prepayment Date”) plus Default Interest, if any, on the amounts referred to in clauses (x) and/or (y) plus (z) any amounts owed to the Lender pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Superpriority Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Sum”) or (ii) the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum in accordance with Article I, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Default Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Lender shall be entitled to exercise all other rights and remedies available at law or in equity.  If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Lender shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

(c)           Other Remedies.  In addition to the remedies set forth in Section 4.1(b) and (c) hereof, if any Event of Default shall have occurred, and during the continuance of any such Event of Default, the Lender in its sole and absolute discretion shall, upon and after giving notice in accordance with the applicable notice provision of the Final Order, without necessity for application or motion to, or any order from the Court, to the extent permitted under the Bankruptcy Code, do any of the following:

(i)           unless already automatically accelerated pursuant to Section 4.1(a) or (b) above, declare the principal of and interest on the Loans and the Superpriority Note at the time outstanding and all other Secured Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Superpriority Note or the Loan Documents to the contrary notwithstanding;

(ii)         notify or request Borrower to notify, in writing or otherwise, any account debtor or obligor with respect to any one or more of the Receivables to make payment to the Lender, or any agent or designee of the Lender, at such address as may be specified by the Lender and if, notwithstanding the giving of any notice, any Account Debtor or other such obligor shall make payments to such Borrower, such Borrower shall hold all such payments it receives in trust for the Lender, without commingling the same with other funds or property of, or held by, such Borrower, and shall deliver the same to the Lender or any such agent or designee of the Lender immediately upon receipt by such Borrower in the identical form received, together with any necessary endorsements;

(iii)        after obtaining authority from the Bankruptcy Court which request will not be contested by the Borrower, take physical possession of any or all thereof and maintain such possession on such premises or move the same or any part thereof to such other place or places as the Lender shall choose, without being liable to Borrower on account of any loss, damage or depreciation that may occur as a result thereof, so long as the Lender shall act reasonably;

(iv)        require Borrower to and Borrower shall, without charge to the Lender, assemble the Collateral and maintain or deliver it into the possession of the Lender or any agent or representative of the Lender at such place or places as the Lender may designate and as are reasonably convenient to both the Lender and such Borrower;

(v)         at the expense of Borrower, cause any of the Collateral to be placed in a public or field warehouse, and the Lender shall not be liable to any Borrower on account of any loss, damage or depreciation that may occur as a result thereof, so long as the Lender shall act reasonably and in its reasonable credit judgment;

(vi)        after obtaining authority from the Bankruptcy Court which request will not be contested by the Borrower, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of any Borrower’s Collateral, for the purpose of (A) completing any work in process, and (B) collecting any Receivable, and the Lender is hereby granted a license or sublicense and all other rights as may be necessary, appropriate or desirable to use the intellectual property in connection with the foregoing, and the rights of Borrower under all licenses, sublicenses and franchise agreements shall inure to the Lender (provided, however, that any use of any federally registered trademarks as to any goods shall be subject to the control as to the quality of such goods of the owner of such trademarks and the goodwill of the business symbolized thereby);

(vii)       exercise any and all of its rights under any and all of the Security Documents, the Final Order;

(viii)      apply any Collateral consisting of cash to the payment of the Secured Obligations in any order in which the Lender, may elect or use such cash in connection with the exercise of any of its other rights hereunder or under any of the Security Documents;

(ix)         establish or cause to be established one or more lockboxes or other arrangement for the deposit of proceeds of Receivables, and, in such case, Borrower shall cause to be forwarded to the Lender at the Lender’s office, on a daily basis, copies of all checks and other items of payment and deposit slips related thereto deposited in such lockboxes, together with collection reports in form and substance satisfactory to the Lender; and

(x)          exercise all of the rights and remedies of a secured party under the Uniform Commercial Code and under any other applicable law, including, without limitation, the right, without notice except as specified below and with or without taking the possession thereof, to sell the Collateral or any part thereof in one or more parcels at public or private sale, at any location chosen by the Lender, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as are commercially reasonable.  Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification, but notice given in any other reasonable manner or at any other reasonable time shall constitute reasonable notification.  The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

4.2           Application of Proceeds.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

(a)           First:  to the payment of all costs and expenses incurred in connection with such sale or other realization, including attorneys’ fees and expenses actually incurred by Lender;

(b)           Second:  to the payment of the principal and interest with respect to the Loans and other Secured Obligations; and

(c)           Third:  the balance (if any) of such proceeds shall be paid to the Borrower, subject to any duty imposed by law, or otherwise to whomsoever shall be entitled thereto.

The Borrower shall remain liable and will pay, on demand, any deficiency remaining in respect of the Secured Obligations, together with interest thereon at a rate per annum equal to the highest rate then payable hereunder on such Secured Obligations, which interest shall constitute part of the Secured Obligations.

4.3           Miscellaneous Provision Concerning Remedies.

(a)           Rights Cumulative.  The rights and remedies of the Lender under this Superpriority Note and each of the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it or they would otherwise have.  In exercising such rights and remedies the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)           Waiver of Marshaling.  Borrower hereby waives any right to require any marshaling of assets and any similar right.

4.4           Limitation of Liability.  Nothing contained in this Article IV or elsewhere in this Superpriority Note or in any of the Loan Documents shall be construed as requiring or obligating the Lender or any agent or designee of the Lender to make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action, with respect to any Receivable or any other Collateral or the monies due or to become due thereunder or in connection therewith, or to take any steps necessary to preserve any rights against prior parties, and the Lender and its agents or designees shall have no liability to any Borrower for actions taken pursuant to this Article IV, any other provision of this Superpriority Note or any of the Loan Documents so long as the Lender shall act reasonably and in its reasonable credit judgment.

4.5           Equity.  The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender, by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Superpriority Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Superpriority Note, that the Lender shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Superpriority Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE V
MISCELLANEOUS

5.1           Intentionally Omitted.

5.2           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.3           Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail.  For the purposes hereof, the address of the Lender shall be as shown on the records of the Borrower; and the address of the Borrower shall be 921 Front Street, San Francisco, California 94111, Attention: Harry Kraatz, facsimile number: (415) 634-1306.  Both the Lender and the Borrower may change the address for service by service of written notice to the other as herein provided.

5.4           Amendments.  This Superpriority Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Lender.  The term “Superpriority Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Superpriority Notes) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.5           Assignability.  This Superpriority Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Lender and its successors and assigns.  Each transferee of this Superpriority Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act).  Notwithstanding anything in this Superpriority Note to the contrary, this Superpriority Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

5.6           Cost of Collection.  If default is made in the payment of this Superpriority Note, the Borrower shall pay the Lender hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.7           Governing Law.  THIS SUPERPRIORITY NOTE SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.  THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EITHER THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEVADA OR THE UNITED STATES FEDERAL COURTS LOCATED IN MANHATTAN COUNTY, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS SUPERPRIORITY NOTE, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING.  BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING.  NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.  THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER THIS SUPERPRIORITY NOTE SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.

5.8           Certain Amounts.  Whenever pursuant to this Superpriority Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Lender agree that the actual damages to the Lender from the receipt of cash payment on this Superpriority Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Lender in part for loss of the opportunity to convert this Superpriority Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Superpriority Note at a price in excess of the price paid for such shares pursuant to this Superpriority Note.  The Borrower and the Lender hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Lender from the receipt of a cash payment without the opportunity to convert this Superpriority Note into shares of Common Stock.

5.9           Allocations of Reserved Amount.   The Reserved Amount shall be allocated pro rata among the Lenders of Superpriority Notes based on the principal amount of such Superpriority Notes issued to each Lender.   Each increase to the Reserved Amount shall be allocated pro rata among the Lenders of Superpriority Notes based on the principal amount of such Superpriority Notes held by each Lender at the time of the increase in the Reserved Amount.   In the event a Lender shall sell or otherwise transfer any of such Lender’s Notes, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount.   Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Superpriority Notes shall be allocated to the remaining Lenders of Superpriority Notes, pro rata based on the principal amount of such Superpriority Notes then held by such Lenders.

5.10         Damages Shares.  The shares of Common Stock that may be issuable to the Lender pursuant to Sections 1.3 and 1.4(g) hereof (“Damages Shares”) shall be treated as Common Stock issuable upon conversion of this Superpriority Note for all purposes hereof and shall be subject to all of the limitations and afforded all of the rights of the other shares of Common Stock issuable hereunder.  For purposes of calculating interest payable on the outstanding principal amount hereof, except as otherwise provided herein, amounts convertible into Damages Shares (“Damages Amounts”) shall not bear interest but must be converted prior to the conversion of any outstanding principal amount hereof, until the outstanding Damages Amounts is zero.

5.11         Denominations.  At the request of the Lender, upon surrender of this Superpriority Note, the Borrower shall promptly issue new Superpriority Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $50,000 as the Lender shall request.

5.12         Notice of Corporate Events.  Except as otherwise provided below, the Lender of this Superpriority Note shall have no rights as a Lender of Common Stock unless and only to the extent that it converts this Superpriority Note into Common Stock.  The Borrower shall provide the Lender with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders).  In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Lender, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.  The Borrower shall make a public announcement of any event requiring notification to the Lender hereunder substantially simultaneously with the notification to the Lender in accordance with the terms of this Section 5.12.

ARTICLE VI
CALL OPTION

6.1           Call Option.  Notwithstanding anything to the contrary contained in this Article V, so long as (i) no Event of Default or Trading Market Prepayment Event shall have occurred and be continuing, (ii) the Borrower has a sufficient number of authorized shares of Common Stock reserved for issuance upon full conversion of the Superpriority Note, then at any time after the Issue Date, and (iii) the Common Stock is trading at or below $.05 per share, the Borrower shall have the right, exercisable on not less than ten (10) Trading Days prior written notice to the Lender of the Superpriority Note (which notice may not be sent to the Lender of the Superpriority Note until the Borrower is permitted to prepay the Superpriority Note pursuant to this Section 6.1), to prepay all of the outstanding Superpriority Note in accordance with this Section 6.1.  Any notice of prepayment hereunder (an “Optional Prepayment”) shall be delivered to the Lender of the Superpriority Note at their registered addresses appearing on the books and records of the Borrower and shall state (1) that the Borrower is exercising its right to prepay all of the Superpriority Note issued on the Issue Date and (2) the date of prepayment (the “Optional Prepayment Notice”).  On the date fixed for prepayment (the “Optional Prepayment Date”), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Lender as specified by the Lender in writing to the Borrower at least one (1) business day prior to the Optional Prepayment Date.  If the Borrower exercises its right to prepay the Superpriority Note, the Borrower shall make payment to the holders of an amount in cash (the “Optional Prepayment Amount”) equal to either (i) 120% (for prepayments occurring within one hundred and eighty (180) days of the Issue Date), (ii) 130% for prepayments occurring between one hundred and eighty-one (181) and three hundred and sixty (360) days of the Issue Date, or (iii) 140% (for prepayments occurring after the three hundred and sixtieth (360th) day following the Issue Date), multiplied by the sum of (w) the then outstanding principal amount of this Superpriority Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Superpriority Note to the Optional Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and (x) plus (z) any amounts owed to the Lender pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Superpriority Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Optional Prepayment Sum”).  Notwithstanding notice of an Optional Prepayment, the Lender shall at all times prior to the Optional Prepayment Date maintain the right to convert all or any portion of the Superpriority Note in accordance with Article I and any portion of Superpriority Note so converted after receipt of an Optional Prepayment Notice and prior to the Optional Prepayment Date set forth in such notice and payment of the aggregate Optional Prepayment Amount shall be deducted from the principal amount of the Superpriority Note which is otherwise subject to prepayment pursuant to such notice.  If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Lender of the Superpriority Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to redeem the Superpriority Note pursuant to this Section 6.1.

6.2           Partial Call Option.  Notwithstanding anything to the contrary contained in this Article V, in the event that the Average Daily Price of the Common Stock, as reported by the Reporting Service, for each day of the month ending on any Determination Date is below the Initial Market Price, the Borrower may, at its option, prepay a portion of the outstanding principal amount of the Superpriority Note equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month’s interest and will stay all conversions for that month.  The term “Initial Market Price” shall mean the volume weighted average price of the Common Stock for the five (5) Trading Days immediately preceding the Closing which is $.05.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Superpriority Note to be signed in its name by its duly authorized officer this ____th day of _________, 2008.

SHEARSON FINANCIAL NETWORK,
INC., a Nevada Corporation

By:
Name:
Its:

EXHIBIT A

DEFINITIONS

“Account Debtor” means a Person who is obligated on a Receivable.

“Bankruptcy Code” means the provisions of the Title 11, United States Code, as amended from time to time or any successor statute.

“Collateral” has the meaning given to it in the Security Agreement.

“Court” shall have the meaning assigned in the recitals hereto.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Effective Date” means the date that the Final Order is approved and the date that this Superpriority Note is executed by Borrower.

“Final Order” means an order of the Court entered by the Court after opportunity for a final hearing in accordance with Fed. R. Bankr. Pro. 4001(c)(2) which (a) fully and finally approves all of the Loan Documents, (b) is in form and substance satisfactory to Lender in its sole discretion, and (c) reflects the consent of counsel to Lenders to the entry thereof.

“Financing Statements” means all Uniform Commercial Code financing statements required by the Lenders, in form and substance satisfactory to the Lenders.

“Lien” as applied to the property of any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, lease constituting a capitalized lease obligation, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person or upon the income and profits therefrom, (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, and (c) the filing of, or any agreement to give, any financing statement under the UCC or its equivalent in any jurisdiction.

“Loan Documents” means collectively this Superpriority Note, the Security Agreement, the Financing Statements, the Final Order and each other instrument, agreement or document executed by the Borrower, or any affiliate or subsidiary of the Borrower in connection with this Superpriority Note whether prior to, on or after the Effective Date and each other instrument, agreement or document referred to herein or contemplated hereby, all in form and substance acceptable to each Lender.

“Loans” means all loans from Lenders to Borrower under this Superpriority Note and the Loan Documents.

“Other Agreements” means every agreement, note, document, contract or instrument executed by the Borrower, or any affiliate or subsidiary of the Borrower, in favor of Lender, including but not limited to that certain Securities Purchase Agreement dated June 30, 2006, that certain Callable Secured Convertible Note dated June 30, 2006, that certain Security Agreement dated June 30, 2006 among Borrower, Lender and certain other parties.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (unless stayed): (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; (c) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of the Real Estate, which in the reasonable credit judgment of the Lender do not materially detract from the value of such Real Estate or impair the use thereof in such business of such Borrower; (d) Liens securing the Secured Obligations; (e) Liens of the Lenders, arising under the Loan Documents, Other Agreements and related documents; (f) Liens, if any, which by virtue of the entry of, and pursuant to the express terms of, the Final Order, as the case may be, are subordinate and inferior to the Liens of the Lender; and (g) Liens arising out of or resulting from any judgment or award, or in respect of which a Borrower is fully protected by insurance.

“Person” means an individual, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Real Estate” means all of Borrower’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of Borrower’s now or hereafter owned or leased interests in the improvements and emblements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Receivables” means and includes, as to any Person, all of such Person’s then owned or existing and future acquired or arising (a) rights to the payment of money or other forms of consideration of any kind (whether classified under the UCC as accounts, contract rights, chattel paper, General Intangibles (as defined in the UCC) or otherwise), including, but not limited to, letters of credit and the right to receive payment thereunder, chattel paper, tax refunds, insurance proceeds, contracts and contract rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any Person and guaranties, security and Liens securing payment thereof and (b) cash and non-cash proceeds of any of the foregoing.

“Secured Obligations” means, in each case whether now in existence or hereafter arising, (a) the principal of, and interest and premium, if any, on, the Superpriority Note including, without limitation, present and future advances and present and future obligations, whether optional or obligatory, in connection with the indebtedness created thereby and (b) all indebtedness, liabilities, obligations, covenants and duties of Borrower to the Lender of every kind, nature and description arising under or in respect of this Superpriority Note or any of the other Loan Documents, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money, including, without limitation, fees required to be paid and expenses required to be paid or reimbursed relating thereto.

“Security Agreement” means the Security Agreement, dated as of the Effective Date, by Borrower to Lender, as the same may be amended, modified or supplemented from time to time.

“Security Documents” means each of the following:

(a)           the Security Agreement;

(b)           the Financing Statements; and

(c)           each other writing executed and delivered by Borrower or any other Person securing the Secured Obligations.

“Security Interest” means the valid and perfected first priority Liens of the Lender, on and in the Unencumbered Property and the valid and perfected Liens of the Lender, on and in the Collateral, excluding the Unencumbered Property, affected hereby, by the Final Order or by any of the Security Documents or pursuant to the terms hereof or thereof.

“Termination Date” shall mean the earliest of: (i) November 15, 2008; (ii) the date of prepayment in full by Borrower of the Superpriority Note; (iii) July 20, 2008, if the Final Order has not been entered by the Court on or before such date; (iv) the date a plan of reorganization in the Chapter 11 Case of Borrower becomes effective; or (v) the date set forth as the Termination Date in any notice required to be delivered on account of the occurrence of an Event of Default.

“UCC” means the Uniform Commercial Code, as currently in effect in the State of New York.

“Unencumbered Property” has the meaning set forth in the Security Agreement.

EXHIBIT B

NOTICE OF CONVERSION

(To be executed by the Registered Lender in order to Convert the Superpriority Notes)

The undersigned hereby irrevocably elects to convert $___________ principal amount of the Superpriority Notes (defined below) into shares of common stock, par value $.001 per share (“Common Stock”), of Shearson Financial Network, Inc., a Nevada corporation (the “Borrower”) according to the conditions of the convertible Superpriority Notes of the Borrower dated as of ________________ (the “Superpriority Notes”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates.  No fee will be charged to the Lender for any conversion, except for transfer taxes, if any.  A copy of each Superpriority Note is attached hereto (or evidence of loss, theft or destruction thereof).

The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker: ______________________________________________________________
Account Number: _____________________________________________________________________

In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Lender’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name: ______________________________________________________________________________
Address: ____________________________________________________________________________

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Superpriority Note shall be made pursuant to registration or the securities under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date of Conversion: ____________________________________________________________
Applicable Conversion Price: _____________________________________________________
Number of Shares of Common Stock to be Issued Pursuant to
Conversion of the Superpriority Notes: ______________________________________________
Signature: ____________________________________________________________________
Name: _______________________________________________________________________
Address: _____________________________________________________________________

The Borrower shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of the original Superpriority Note(s) to be converted, and shall make payments pursuant to the Superpriority Notes for the number of business days such issuance and delivery is late.

Shearson Financial Network
DIP Callable Note Schedule 2-7		Schedule 2.7
HRK 6-20-2008
						1St Draw
	1/2 month
	June	July	August	September	Total
INCOME:
Cash: (1)	$0	$-71,150	$1,250	$36,150	$0
DIP Draw	$0	$200,000	$150,000	$150,000	$500,000
Equipment sales	$0	$0	$10,000	$10,000	$20,000
Other	$0	$0	$10,000	$10,000	$20,000
Revenue (Mortgage pmts)	$0	$0	$0	$0	$0
Total Cash Income	$0	$128,850	$171,250	$206,150	$506,250

EXPENSES:

Salary and Payroll Expense	June	July	August	September	Total	1st draw
Management	$12,500	$25,000	$40,000	$50,000	$127,500	$62,500
Accounting	$0	$7,500	$7,500	$10,000	$25,000	$7,500
Broker of Record	$0	$2,500	$2,500	$2,500	$7,500	$5,000
Other	$1,500	$5,000	$5,000	$5,000	$16,500	$9,750
Total Salaries and benefits	$14,000	$40,000	$55,000	$67,500	$176,500	$84,750

Bankruptcy Expenses:
Administrative Professionals	$45,000	$45,000	$30,000	$30,000	$150,000	$30,000
(SEC) counsel Fleming	$3,000	$3,000	$3,000	$3,000	$12,000	$6,000
Audit	$0	$15,000	$20,000	$20,000	$55,000	$20,000
ADP and Transfer Agent	$0	$3,000	$3,000	$5,000	$11,000	$6,000
Total Bankruptcy Expense	$48,000	$66,000	$56,000	$58,000	$228,000	$62,000

Administrative Expenses:
Rent	$500	$2,000	$3,000	$3,000	$8,500	$3,160
Mortgage Broker Operations	$0	$10,000	$10,000	$10,000	$30,000	$5,000
Travel	$3,000	$3,000	$5,000	$5,000	$16,000	$11,000
Phone	$100	$100	$100	$100	$400	$300
Move	$1,500	$2,000	$1,000	$0	$4,500	$1,000
Storage	$2,000	$2,000	$2,000	$2,000	$8,000	$5,000
Postage	$50	$500	$1,000	$3,000	$4,550	$500
Miscelaneous	$2,000	$2,000	$2,000	$2,000	$8,000	$2,000
Total Administrative Fees	$9,150	$21,600	$24,100	$25,100	$79,950	$27,960

Total expenses	$71,150	$127,600	$135,100	$150,600	$484,450	$174,710

	-
Cash Balance	$71,150	$1,250	$36,150	$55,550	$21,800

Footnote 1